[LETTERHEAD]
FOR  IMMEDIATE  RELEASE

                      ISLE OF CAPRI CASINOS, INC. ANNOUNCES
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                           EXPECTED EARNINGS SHORTFALL
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BILOXI,  Miss.,  January  9,  2001.  Isle of Capri Casinos, Inc. (Nasdaq:  ISLE)
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announced  today  that  it  expects  its earnings per share before non-recurring charges for its third quarter ending January 28, 2001 to be substantially below consensus estimates of $.19-$.20 per share to possibly in the break-even range. The primary reasons for the shortfall are severe adverse weather conditions during December in most of the Company's markets which have affected operating results in those markets and further delayed completion of construction at Lula, MS and Kansas City, MO and larger than expected losses at the Company's Tunica facility due to the opening of its theatre and hotel during this quarter. The Company will announce its third quarter results and host a conference call in mid-February 2001.

In addition, the Company announced that Capri Cruises, a joint venture which had operated a cruise ship from New Orleans and in which a subsidiary of the Company owned a 50% interest, has ceased operations. The shutdown was the result of the recent Bankruptcy Court filings by Commodore Holdings, Ltd. and certain subsidiaries, the owner of the remaining 50% interest in the joint venture and the operator of the ship. The Company no longer owns an interest in the joint venture and expects to record a one-time charge in the third quarter for its investment and related costs of approximately $.05 per share.

John M. Gallaway, President and Chief Operating Officer of the Company, said "The Isle has consistently reported good operating results. We have reported an increase in earnings per share for each of the last three fiscal years. The Company has now gone through a period of extremely adverse weather which will result in poor operating results for the current quarter. The Company is in a very liquid position with more than sufficient cash on hand and available under its bank credit facility to meet its needs. Our construction at Lula and Kansas City should be substantially completed by the end of the third quarter and we believe that our fine operating results will resume."

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, competition, weather and business conditions in the gaming industry.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended April 30, 2000 and its Form 10-Q for the quarterly periods ended July 30, 2000 and October 29, 2000.

Isle of Capri Casinos, Inc. owns and operates 14 riverboat, dockside and land-based casinos at 13 locations, including Biloxi, Vicksburg, Tunica, Lula, and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Black Hawk, Colorado; Bettendorf, Davenport and Marquette, Iowa; Kansas City, Missouri; and Las Vegas, Nevada. The Company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

Contacts:    Allan  B.  Solomon,  Executive  Vice  President-561.995.6660
             Rex  Yeisley,  Chief  Financial  Officer-228.396.7052
             Lori  Hutzler,  Director  of  Corporate Communications-228.396.7031

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available by fax at no charge. For a menu of available Isle of Capri Casinos, Inc. press releases, call 800.758.5804, ext. 145913 or log on to http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is
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http://www.theislecorp.com.
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